Exhibit 99.1

Contacts:
Vringo, Inc.	Investor Relations Firm:
Jonathan Medved	Crescendo Communications, LLC
CEO	John J. Quirk /David K. Waldman
Email: jon@vringo.com	Email: vrng@crescendo-ir.com
Phone: +1 646-525-4319 x 2501	Phone: +1 212-671-1020

FOR IMMEDIATE RELEASE

Vringo Reports 2010 Fourth Quarter and Full Year Results

March 31, 2011 – NEW YORK – Vringo, Inc. (NYSE Amex: VRNG), a provider of software platforms for mobile video applications and video ringtones, today announced financial results for the fourth quarter and full year ended December 31, 2010.

Full Year and Quarterly Financial and Operational Highlights and Subsequent Events

•	Completed initial public offering, raising $11 million in gross proceeds

•	Listed securities on the NYSE Amex

•	On March 8, 2011, announced the signing of a non-binding Letter of Intent to acquire the assets of m-Wise (OTC: MWIS), a platform provider for mobile content management, delivery and monetization

•

Increased full year 2010 revenue 955% to $211,000 as compared to $20,000 in 2009. Increased revenue for the fourth quarter of 2010 to $83,000, a 53.7% sequential increase as compared to $54,000 in the third quarter of 2010

•

Full year net loss of $9.9 million for 2010 increased as compared to $6.1 million for 2009, due primarily to non-cash, non-operating expenses, relating to amortization of loans and value adjustments on warrants

•	Finished the year with $5.4 million in cash and cash equivalents

•	Launched commercial video ringtone services with seven partners around the world, gaining approximately 250,000 subscribers to date

•	Received notice of issuance on first two U.S. patents

•	Signed various content deals including EMI, Muhammad Ali, Tiesto and Turner for video ringtones

•	Developed two additional software platforms in addition to award winning Vringo Video ringtone platform: Video ReMix and Facetones™ [1]

[1]	Facetones™, a trademark of Vringo, Inc., is not sponsored or endorsed by Facebook nor is Facebook affiliated with Vringo, Inc.

Jon Medved, Chief Executive Officer, commented, “2010 was a successful transition year for Vringo. We became a publicly traded company and began to monetize our software platforms with partners around the world. Our subscriber growth has surged. We have developed and are launching additional software platforms in addition to our original video ringtone flagship product. And we have signaled our willingness to further grow our business through acquisitions with the proposed m-Wise transaction.”

Andrew Perlman, Vringo’s President, said, “We are delighted to be among the companies creating the fast growing mobile video applications arena. In 2010, we and our partners demonstrated that consumers will indeed subscribe to video ringtone services, and we look forward to dramatically ramping up this service over the coming quarters. Moreover, we have leveraged our technology to develop new product platforms such as Video ReMix and Facetones™ which we are also starting to monetize.”

Medved concluded, “We anticipate the growth of the mobile video services market in the coming years will be nothing short of astonishing. According to the Yankee Group, mobile video services will drive $24 billion dollars of operator revenue annually by 2014. With our robust mobile video product platforms and partnerships in place, we believe Vringo is well positioned to capitalize on this market. Moreover, we believe that this market is still fragmented and, as demonstrated with our proposed m-Wise transaction, we hope to identify additional attractive opportunities to grow through acquisition.”

2010 Financial Highlights

Revenue for the year ended December 31, 2010, was $211,000 as compared to $20,000 for the year ended December 31, 2009, a 955 percent increase. Operating loss for the year ended December 31, 2010, was $6.5 million, as compared to $5.3 million for the year ended December 31, 2009. The increase in operating loss was primarily due to an increase in research and development expense as the Vringo application platform was made compatible with the next generation of cellular phones, an increase in marketing expense as we raised awareness among end-users of the Vringo service and launched our service in new markets and an increase in general and administrative expense as we became public through completion of our IPO and incurred costs associated with a public company in the U.S. Net loss for the year ended December 31, 2010, was $9.9 million, or $3.15 per share, compared to a net loss of $6.1 million, or $16.76 per share, for the year ended December 31, 2009, based on 3,154,489 and 366,782 weighted average shares of common stock, respectively. The additional net loss in 2010 was due primarily to non-cash, non-operating expenses, relating to amortization of loans and value adjustments on warrants.

Revenue for the three months ended December 31, 2010, was $83,000. This compares sequentially to $54,000 for the three months ended September 30, 2010, a 53.7 percent increase. Operating loss for the three months ended December 31, 2010, was $1.8 million, as compared sequentially to $1.7 million for the three months ended September 30, 2010.

At December 31, 2010, the company had cash and cash equivalents of $5.4 million, working capital of $3.4 million and a stockholders’ deficit of $0.2 million.

2010 Operational Highlights

Vringo completed its Initial Public Offering raising $11 million in proceeds and listed its securities on the NYSE Amex.

Vringo signed agreements with: (1) Everything Everywhere Limited, the company which operates the T-Mobile UK and Orange UK mobile services, to launch a commercial service initially with Orange in the UK; and (2) with StarHub to launch a commercial service in Singapore.

Vringo initiated a billing agreement with Retromedya to support expansion in Turkey to all mobile customers. In addition, Vringo signed content agreements with FusionSports Marketing Group, Muhammad Ali Enterprises and Tiesto.

Vringo signed an agreement with Vodaphone to launch a free trial download service that is expected to shortly add a paid commercial service, via the Vodaphone App Store in eight countries: Germany, Greece, Ireland, Italy, Netherlands, Portugal, Spain and the UK.

Vringo further enhanced its UK launch capabilities through a number of separate but related initiatives: 1) an expanded agreement with Bango, a mobile billing service provider, to provide direct billing functionality for all UK mobile operators; 2) a content deal with EMI Music Artists to bring select artists’ video content to mobile phones as video in the UK; 3) a distribution partnership with Zed UK allowing the Vringo platform to be provided to Zed customers; 4) a content agreement with Turner Broadcasting U.K. to license Adult Swim content to Vringo and available for purchase on the Android Marketplace; and 5) content distribution agreement with Nokia’s Ovi store in the UK.

Vringo also initiated a marketing program with partner RTL Belgium, a unit of Bertelsmann, to highlight the launch of the Vringo mobile personalization platform through new video advertisements for television use and on the Web through PlugRTL.

Vringo was also issued its first U.S. patent relating to video ringtones.

Post-Quarter Highlights

In early 2011, Vringo achieved the following milestones:

•

Announced non-binding letter of intent to acquire substantially all of the assets of m-Wise, Inc. (OTC BB MWIS). m-Wise provides a platform used by leading content owners and service providers to manage, deliver and monetize mobile entertainment, content and applications. The m-Wise mobile software as a service (SaaS) platform powers over three million daily mobile service transactions world-wide, and m-Wise has performed over one billion mobile transactions in the aggregate since it was founded in March 2000. The m-Wise platform has been utilized in over 300 applications across more than 50 mobile networks by more than 50 international content and media providers. m-Wise’s current customers include leading companies such as Jesta Digital (formerly Fox Mobile), Sendmemobile (formerly Thumbplay), Universal Music Group, Digicel and Snackable Media. These m-Wise-enabled applications for content and media partners include content delivery services, ringtones, music, video, games, information services, alerts and advertising and promotions, all of which were developed and delivered from the cloud on a hosted basis. The transaction is subject to a number of closing conditions.

•

Received second U.S. patent issuance relating to a method for installing personalized software applications allowing for personalized app installations without modifying or invalidating the securely signed application file

•

Announced non-exclusive world-wide license granted to ASUSTek Computer Inc. to embed Vringo’s video ringtone application onto ASUS’ Android mobile phone handsets and distribute Vringo’s video ringtone application in Singapore, Malaysia and Indonesia

•

Announced the launch of iOS-compatible version of its new mobile, music Video Remix platform on the Apple App Store for iPhone and iPod Touch allowing artists and brands to take their existing audio-visual content and transform it into a customizable app experience on an interactive video “soundboard”

•

Commercially launched its video ringtone platform service with Orange UK, one of the UK’s largest mobile communications companies, with the UK being one of the most robust and advanced telecommunications markets in the world

•

Announced the signing of an agreement with The Carphone Warehouse, the U.K.’s largest independent mobile phone retailer, to offer the Vringo platform to Smartphone customers. Under the agreement, The Carphone Warehouse will add the Vringo application to its *SparkXL app that will be offered with all Android Smartphones as part of The Carphone Warehouse’s “Walkout Working” initiative

Conference Call

Vringo will host a conference call today (Thursday, March 31, 2011) at 10:00 a.m. ET. During the call, management will discuss the Company’s quarterly and full year operating performance and financial results. The telephone number for the conference call is +1-877-317-6789 (U.S. callers) or +1-412-317-6789 (international callers); reference conference ID 449660.

A live audio webcast of the call will also be available on the Company’s website at http://ir.vringo.com. To listen to the live call online, please visit the site at least 10 minutes early to register and download and install any necessary audio software.

An audio webcast archive will be available for 90 days on the Company’s website. A telephone replay of the call will be available beginning approximately one hour following the call completion for seven (7) days through 8 a.m. ET on Friday, April 8, 2011, and can be accessed by calling 1-877-344-7529 (U.S. callers) or 1-412-317-0088 (International callers) and entering conference ID number 449660.

About Vringo

Founded in 2006, Vringo (NYSE Amex: VRNG) is a leading provider of software platforms for mobile video applications and services. With its award-winning video ringtone application platform, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. By installing Vringo’s video ringtone application, which is compatible with more than 400 handsets, users can create or take video, images and slideshows from virtually anywhere and make it into their personal call signature. Vringo’s patented VringForward™ technology allows users to share video clips with friends with a simple call. Vringo has launched its commercial video ringtone service with seven international partners, has approximately 250,000 commercial subscribers, and has licensing deals with dozens of content partners and maintains a library of more than 12,000 video ringtones, certain portions of which are geographically restricted. Vringo has also recently announced its Video ReMix platform to allow users to create their own Video Remix from artists and branded content as well as announced its Facetones™ platform for automatically turning social network pictures into unique visual ringtone and ringback experiences. For more information, visit http://ir.vringo.com.

For more information about how video ringtones work, visit www.vringo.com.

Forward-looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a results of new information, future events or otherwise, except as required by law.

– end of text –

– financial tables follow –

Vringo, Inc. and Subsidiary

(a Development Stage Company)

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the year ended December 31,		Cumulative from inception to December 31,
	2010	2009	2010
	U.S.$	U.S.$	U.S.$
Revenue	211	20	231

Costs and Expenses*
Cost of revenue	180	31	211
Research and development	2,357	1,975	10,741
Marketing	2,095	1,752	8,619
General and administrative	2,074	1,568	6,504

Total operating expenses	6,706	5,326	26,075

Operating loss	(6,495)	(5,306)	(25,844)
Non-operating income	955	36	1,419
Interest and amortization of debt discount expense	(4,304)	(617)	(5,132)
Non-operating expenses	(63)	(9)	(160)
Loss on extinguishment of debt	—	(180)	(321)

Loss before income taxes	(9,907)	(6,076)	(30,038)
Income tax expense	(35)	(73)	(29)

Net loss	(9,942)	(6,149)	(30,067)

Basic and diluted net loss per share	(3.15)	(16.76)	(32.60)

Weighted average number of shares used in computing basic and diluted net loss per common share	3,154,489	366,782	922,404

*	Includes payments of $450, $263 and $1,051 to related parties for the years ended 2010 and 2009 and the cumulative period from inception until December 31, 2010, respectively.

The accompanying notes in the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission form an integral part of these financial statements.

Vringo, Inc. and Subsidiary

(a Development Stage Company)

Consolidated Balance Sheets as of December 31,

(in thousands)

	2010	2009
	U.S.$	U.S.$
Current assets
Cash and cash equivalents	5,407	744
Accounts receivable	80	2
Prepaid expenses and other current assets	168	46
Deferred stock issuance costs	—	100
Short-term deposit (restricted)	20	2,602
Deferred short-term tax assets, net	—	24

Total current assets	5,675	3,518

Long-term deposit	9	12

Property and equipment, net	178	179

Deferred long-term tax assets	27	80

Total assets	5,889	3,789

Current liabilities
Deferred short-term tax liabilities, net	50	—
Accounts payable and accrued expenses*	421	876
Accrued compensation	358	304
Accrued short-term severance pay	178	—
Current maturities of venture loan	1,262	557
Bridge notes	—	1,912

Total current liabilities	2,269	3,649

Long-term liabilities
Accrued long-term severance pay	178	334
Derivative liabilities on account of warrants	1,770	1,070
Venture loan	1,911	3,146

Total long-term liabilities	3,859	4,550

Vringo, Inc. and Subsidiary

(a Development Stage Company)

Consolidated Balance Sheets as of December 31,

(in thousands)

	2010	2009
	U.S.$	U.S.$
Commitments and contingencies

Temporary equity

Series B convertible and redeemable preferred stock, $0.01 par value per share; 4,900,000 authorized; 0 and 765,465 issued and outstanding as of December 31, 2010, and December 31, 2009, respectively (liquidation preference of, and redeemable at, the greater of fair value or $15.831 per share, or $12.1 million, plus declared but unpaid dividends, if any)	—	11,968

Deficit in stockholders’ equity

Common stock, $0.01 par value per share (28,000,000 and 14,000,000 authorized; 5,405,080 and 366,782 issued and outstanding as of December 31, 2010, December 31, 2009, respectively	54	22

Series A convertible preferred stock, $0.01 par value per share; 2,353,887 authorized; 0 and 392,314 issued and outstanding as of December 31, 2010, and December 31, 2009, respectively (liquidation preference of $6.00 per share, or $2.35 million, plus declared but unpaid dividends, if any)	—	24
Additional paid-in capital	29,774	3,701
Deficit accumulated during development stage	(30,067)	(20,125)

Total deficit in stockholders’ equity	(239)	(16,378)

Total liabilities and stockholders’ equity	5,889	3,789

*	Amounts recorded as of December 31, 2010, and December 31, 2009, include $20 and $46 to related parties, respectively.

The accompanying notes in the Company's Form 10-K filed with the U.S. Securities and Exchange Commission form an integral part of these financial statements.

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